EXHIBIT 99.1

CASMED Reports Q1 2011 Results

FORE-SIGHT Revenues Record Strong Growth

BRANFORD, Conn., May 11, 2011 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported financial results for the first quarter of 2011, ending March 31, 2011. Worldwide FORE-SIGHT® Absolute Tissue Oximetry revenues increased to $1.6 million, or 15% over the first quarter of 2010, on the strength of a 58% increase in worldwide FORE-SIGHT disposable sensor sales.

First Quarter 2011 Highlights:

  Matthew Herwig hired as Vice President of Global Sales and Marketing in January.
  Worldwide FORE-SIGHT revenues increase 15% over first quarter 2010.
  Worldwide FORE-SIGHT disposable sensor revenues increase 58% over first quarter 2010.
  Domestic FORE-SIGHT disposable sensor revenues increase 48% over first quarter 2010.
  Domestic field selling force headcount increases by 8 to 34 personnel.

"We are pleased with sales of our FORE-SIGHT Absolute Tissue Oximeter products for the first quarter," said Thomas M. Patton, CASMED's President and CEO, "particularly when compared to very strong international monitor revenues in Q1 of 2010. With the increases we are seeing in both sensor sales and overall revenue, we believe that our efforts to penetrate the tissue oximetry market and increase utilization of our best-in-class FORE-SIGHT technology are beginning to have an impact."

The Company reported total revenues for the first quarter of $5.6 million. Those revenues were in line with the Company's expectations and down $0.5 million from the first quarter of 2010. Absolute Tissue Oximetry revenues were $1.6 million, up 15% over the same period of the prior year, and Traditional Vital Signs Monitoring revenues were $4.0 million, down 11% from prior year.

Operating expenses increased $0.8 million over the first quarter of 2010 as a result of planned investment increases in Research and Development and in Sales and Marketing, primarily related to the Company's Tissue Oximetry product line. Net losses were $1.2 million, or $(0.09) per basic and diluted share, for the first quarter of 2011, compared to net income of $0.2 million, or $0.02 per basic and diluted share, for the same period of the prior year.

"In the first quarter we made substantial progress in executing our plans to improve our prospects for future growth,"  Mr. Patton continued. "Our R&D programs to revitalize our product lines are on track. Supported by a new Vice President of Global Sales and Marketing hired, we have already begun to strengthen, expand and support our distribution networks. While we are impatient to see overall revenue growth, we are satisfied with the tangible progress made toward our goals to date."

Conference Call Information

CASMED will host a conference call on May 11, 2011 at 10:00 a.m. Eastern Time to discuss first quarter 2011 results. Participants on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Tissue Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients – adult, pediatric and neonatal – regardless of age or weight. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Absolute Tissue Oximeter, and Traditional Vital Signs Monitoring, including bedside patient vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, neonatal intensive care supplies, and service. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, customer acceptance of the Company's products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2010 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
UNAUDITED

	March 31, 2011	Dec 31, 2010

Cash and cash equivalents	$ 2,200,963	$ 4,492,690
Accounts receivable	3,178,525	2,606,616
Income tax receivable	--	13,655
Inventories	4,834,243	4,812,965
Other current assets	344,377	310,187

Total current assets	10,558,108	12,236,113

Property and equipment	6,992,150	7,053,896
Less accumulated depreciation	(5,143,892)	(5,244,819)
	1,848,258	1,809,077

Intangible and other assets, net	674,616	651,626

Total assets	$ 13,080,982	$ 14,696,816

Accounts payable	1,518,404	2,283,906
Accrued expenses	1,083,463	909,331
Total current liabilities	2,601,867	3,193,237

Other liabilities	211,159	211,159
Deferred gain on sale of facilities	865,767	899,426
Total liabilities	3,678,793	4,303,822

Common stock	54,309	54,302
Additional paid-in capital	10,217,719	10,002,600
Treasury stock	(101,480)	(101,480)
Retained earnings	(768,359)	437,572
Shareholder's equity	9,402,189	10,392,994

Total liabilities & equity	$ 13,080,982	$ 14,696,816

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010

Revenues	$ 5,643,124	$ 6,108,444

Costs and expenses:
Cost of products sold	3,508,570	3,454,178
Gross profit	2,134,554	2,654,266

Research and development	712,344	463,677
Selling, general and administrative	2,690,843	2,119,760
Operating expenses	3,403,187	2,583,437

Operating (loss) income from continuing operations	(1,268,633)	70,829

Other (income) expense	(2,562)	25,003

(Loss) income from continuing operations before income taxes	(1,266,071)	45,826

Income taxes (benefit)	(20,448)	6,946

(Loss) income from continuing operations	(1,245,623)	38,880
Income from discontinued operations	39,692	168,642
Net (loss) income	$ (1,205,931)	$ 207,522

Loss per share continuing operations --
Basic and diluted	$ (0.10)	$ 0.00

Income per share discontinued operations --
Basic and diluted	$ 0.01	$ 0.02

Total (loss) income per share - basic and diluted	$ (0.09)	$ 0.02

Weighted average common shares outstanding --
Basic	13,011,198	11,343,363
Diluted	13,011,198	12,246,955
CONTACT: CAS Medical Systems, Inc.
         Susan Carron
         Director of Corporate Communications
         203-488-6056
         ir@casmed.com